Exhibit 99

208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META  •  Fax: (203) 359-8066

Contact:	Alison Ziegler	Peter Ward
	Financial Relations Board	META Group, Inc.
	(212) 445-8432	(203) 973-6700
peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Reports Fourth-Quarter and Year-End Results for 2003

Fourth-Quarter Revenue Increases 17% Year-Over-Year

STAMFORD, Conn. (February 5, 2004) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the fourth quarter and year ended December 31, 2003.

Fourth-Quarter Results

Total revenues for the fourth quarter were up 17% to $34.9 million, compared to revenues of $29.8 million in the year-ago period. Net loss for the quarter was $0.97 million, or $0.07 per fully diluted share. This compares to net income of $2.3 million, or $0.17 per fully diluted share, in the year-ago period. Included in the quarter were charges of approximately $1.4 million in severance and $0.7 million for idle facilities.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the fourth quarter was $21.9 million, up 14% from $19.2 million in the fourth quarter of 2002.

•                  Revenue from Strategic Consulting was up 25% to $10.8 million in the fourth quarter, compared to $8.6 million in the year-ago period.

•                  Revenue from Published Research Products was $1.4 million, even with $1.4 million in revenue in the fourth quarter of 2002.

•                  The gross margin declined to 49% in the fourth quarter, compared to 51% in the year-ago period, while improving from 44% in the third quarter of 2003.

- more -

•                  Operating expenses for the fourth quarter were $35.8 million, up from $27.4 million in the year-ago period. Operating expenses in the current period included severance costs of $1.4 million and charges for idle facilities in the amount of $0.7 million. In the fourth quarter of 2002, the Company made a decision to reduce its bonus accrual for the quarter by approximately $1.0 million. The year-over-year increase in operating expenses also reflects the incremental expenses associated with the Company’s subsidiaries that were acquired in 2003, representing expenses that were not reflected in the Company’s fourth-quarter 2002 results.

•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) at December 31, 2003, was $14.1 million, compared with $16.9 million in the third quarter of 2003, primarily as a result of the seasonality of the Company’s business. The net cash position was $14.4 million in the year-ago period.

•                  Days sales outstanding (DSOs) for the fourth quarter were 101 days, compared to 116 days for the year-ago period. After adjusting for those accounts receivable with future payment terms related to multiyear contracts, DSOs were 69 days, compared with 58 days a year ago.

“We were pleased with our fourth-quarter revenues, which benefited from 6% organic growth, including benefit from exchange rates, and an 11% gain from acquisitions,” said Fred Amoroso, META Group chief executive officer.

“In fact, for the full year 2003, we improved our market share against our two largest competitors to 11.1% versus 10% a year ago. We were pleased to show continued improvement in customer retention in the quarter and penetration into a number of key new customer accounts. In addition, we achieved a 4% year-over-year increase in contract value, which I’ll note is unaffected by our acquisitions, as contract value is measured identically for subsidiaries and distributors. As a result, we saw revenue growth in Research and Consulting, while Publications remained roughly flat. We were particularly pleased with the continued gains we made in strategic consulting, up 25% quarter over quarter.”

“This quarter also marked the first full quarter of consolidated results from our UK and Northern European distributors, which contributed to our revenue growth from acquisitions,” said Amoroso. “Our acquisition strategy continues to center on our strong research engine and our ability to consistently deliver high-quality research and consulting services to our customers around the world. We believe this is a significant competitive advantage and continue to hear positive feedback in regions that were consolidated.”

“We did report a net loss in the quarter, which was primarily the result of higher operating expenses associated with the integration of our international subsidiaries, as well as charges for severance and idle facilities. We continue to focus on integrating our international operations to drive greater efficiencies across the organization.”

2003 Results

•                  Total revenues were $122.5 million, a 5% increase over $116.5 million in 2002. After adjusting for the impact of acquisitions, our 2003 revenue growth was 2%.

•                  Total operating expenses were $127.3 million, an increase of 5% from $121.5 million in the prior year.

•                  Net loss before the cumulative effect of a change in accounting principle was $4.3 million, or $0.32 per fully diluted share, versus $19.3 million, or $1.47 per fully diluted share, in 2002.

“Customers continued to gravitate toward our higher-value services in 2003, particularly our measurement and benchmarking offerings, as well as our traditional strengths in research and advisory services. We were pleased to see additional traction around our strong IT operations and process refinement capabilities, as well as our enterprise security capabilities — both of which are proving to be truly unique offerings in the marketplace. As a follow-up to our successful branding campaign in 2003, we are now refocusing our marketing efforts on driving greater awareness of these and other proven research and consulting capabilities.”

“Overall, we are pleased with our top-line growth in 2003, particularly in light of the changes we executed over the course of the year. 2003 was a year of transition for the Company, and we are now focusing more intently on reducing our costs and driving toward profitable growth.”

Organizational Changes

The company also announced today that John Piontkowski will begin transitioning from his role as CFO into our Research Compliance practice. During the transition, John Riley, META Group VP & Controller, will assume the role of interim CFO.

“We greatly appreciate John Piontkowski’s many contributions to the Company over the past three years, and I look forward to continuing to work with him in his new role within the organization,” said Fred Amoroso. “We expect a smooth transition as John Riley assumes the role of interim CFO.”

“META Group is a great organization, and I look forward to taking on these new responsibilities and in contributing to the unique value proposition we provide to our customers,” said Piontkowski. “John Riley is a true asset to the company, and I am confident that this transition will be seamless.”

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Thursday, February 5, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.net. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for 30 days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the expected future results associated with our acquisitions, integration of our international operations, future impact of marketing initiatives, and future impact of cost reductions in the organization. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: integration of our acquired operations; success in international markets, success of our marketing efforts; efficiencies associated  with our cost reduction effort; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K/A for the year ended December 31, 2002.

— Financial Tables Follow —

META Group, Inc.

OPERATING RESULTS (in thousands, except per share data)	Quarter Ended December 31,		Year Ended December 31,
	2003	2002 (1)	2003	2002 (1)

Revenues
Research and advisory services	$21,853	$19,247	$78,257	$77,113
Published research products	1,442	1,355	5,980	4,940
Strategic consulting	10,788	8,645	35,747	32,009
Reimbursable expenses	778	509	2,501	2,471

Total revenues	34,861	29,756	122,485	116,533

Operating expenses
Cost of services and fulfillment	16,881	14,036	62,412	58,237
Reimbursable expenses	778	509	2,501	2,471
Selling and marketing	8,528	6,652	31,982	30,147
General and administrative	6,194	4,631	22,753	19,142
Depreciation and amortization	1,284	1,539	4,989	6,281
Restructuring charge	1,417	—	1,642	362
Loss on facilities leases	743	—	999	2,189
Goodwill impairment loss	—	—	—	2,630
Total operating expenses	35,825	27,367	127,278	121,459

Operating income (loss)	(964)	2,389	(4,793)	(4,926)

Impairment loss	—	—	—	(1,075)
Other income (expense), net	61	(86)	784	(144)

Income (loss) before provision (benefit) for income taxes	(903)	2,303	(4,009)	(6,145)
Provision (benefit) for income taxes	25	52	173	13,096
Minority interest in income of consolidated subsidiaries	41	(11)	123	33

Income (loss) before cumulative effect of change in accounting principle	(969)	2,262	(4,305)	(19,274)

Cumulative effect of change in accounting principle	—	—	—	(22,206)

Net income (loss)	$(969)	$2,262	$(4,305)	$(41,480)

Amounts per basic and diluted common share:

Income (loss) before cumulative effect of change in accounting principle	$(0.07)	$0.17	$(0.32)	$(1.47)

Cumulative effect of change in accounting principle	—	—	—	(1.70)

Net income (loss)	$(0.07)	$0.17	$(0.32)	$(3.17)

Weighted average basic and diluted shares outstanding	13,525	13,369	13,334	13,067

(1)  Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amoritzed but will be subject to impairment tests on an annual basis, or more frequently if certain indicators arise.

META Group, Inc.

BALANCE SHEET DATA (in thousands)	December 31, 2003	December 31, 2002

Assets
Cash and cash equivalents	$8,814	$21,448
Accounts receivable, net	38,693	33,676
Deferred commissions	1,550	1,221
Other current assets	2,591	2,593
Total current assets	51,648	58,938

Restricted cash	6,000	—
Long-term portion of accounts receivable	184	4,584
Furniture and equipment, net	5,392	7,724
Goodwill, net	13,016	7,483
Other intangibles, net	8,982	4,630
Investments and advances	1,146	3,997
Other assets	344	321
Total assets	$86,712	$87,677

Liabilities and Stockholders’ Equity
Accounts payable	$2,041	$2,447
Deferred revenues	48,891	42,400
Borrowings under revolving credit agreement	—	1,049
Current portion of long-term debt	—	5,111
Notes payable	294	335
Accrued compensation	4,643	2,283
Accrued liabilities	12,144	9,834
Income taxes payable	767	497
Other current liabilities	4,559	1,843
Total current liabilities	73,339	65,799

Long-term portion of deferred revenues	549	6,008
Notes payable	389	589
Other non-current liabilities	2,039	1,969
Total non-current liabilities	2,977	8,566

Total liabilities	76,316	74,365

Minority Interest	322	96

Stockholders’ equity:
Common stock	143	139
Paid-in capital	61,013	59,706
Accumulated other comprehensive loss	(565)	(395)
Treasury stock	(320)	(342)
Accumulated deficit	(50,197)	(45,892)
Total stockholders’ equity	10,074	13,216
Total liabilities and stockholders’ equity	$86,712	$87,677